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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Gart Sports Company:

We consent to incorporation by reference in the registration statement on Form S-8/S-3 of Gart Sports Company of our report dated March 11, 1999, relating to the consolidated balance sheets of Gart Sports Company and subsidiaries as of January 30, 1999, January 31, 1998 and January 3, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the 52 week period ended January 30, 1999, the 28 day period ended January 31, 1998, and the 52 week periods ended January 3, 1998 and January 4, 1997, which report appears in the January 30, 1999 annual report on Form 10-K of Gart Sports Company.


                                                  /s/ KPMG LLP

                                                  KPMG LLP

Denver, Colorado
September 10, 1999